EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Blvd.

Seminole, FL 33772-2539

Superior Uniform Group, through its BAMKO Division, Announces the Acquisition of Tangerine Promotions

SEMINOLE, FL – November 30, 2017 – Superior Uniform Group, Inc.® (“Superior”) (NASDAQ: SGC), today announced that its division, BAMKO, LLC, (“BAMKO”), acquired substantially all the assets of Tangerine Promotions, Ltd. and Tangerine Promotions West, Inc. (“Tangerine”), including the assumption of certain liabilities. The transaction will close effective December 1, 2017.

Headquartered in Chicago, Illinois, Tangerine is a promotional products and branded merchandise agency that serves some of the most well-known brands in the world. The company is one of the leading providers of Point-of-Purchase (POP) displays and Point-of-Sale (POS) merchandise in the country.

The purchase price is subject to adjustment and consists of approximately $7.2 million in cash, the issuance of approximately $2.0 million of Superior Uniform Group’s common stock that will vest over a four-year period, the potential future payment of $5.5 million in additional contingent consideration through 2021, and the assumption of certain liabilities of Tangerine. Tangerine’s revenues for the year ended December 31, 2017, are projected to be approximately $36 million. The acquisition is expected to be accretive to Superior’s operating results in 2018.

“The acquisition of Tangerine by BAMKO represents an incredible leap forward in the evolution of our company,” said Philip Koosed, President of BAMKO. “Steve Friedman and his team at Tangerine have built one of the elite companies in our industry. Their extraordinary roster of clients and exceptional capabilities in account management, POP displays, POS merchandise, and custom products is unrivaled in our industry. We are excited to welcome the talented and well regarded Tangerine team into the BAMKO family. Tangerine is our second acquisition as part of Superior and is a perfect example of how we intend to become the best company in our industry by joining forces with other entities possessing unique capabilities, great leadership, and impeccable character.”

“If one thing has become clear during this process, it’s that something very special is going on at BAMKO,” said Tangerine President Steve Friedman. “They are building something that is decidedly unique in our industry, and we want to help build it. As we went through this process, we took inventory of our respective strengths and weaknesses. We quickly came to realize that we had an incredible opportunity to combine those strengths and become a disruptive force in our industry. I’m excited to continue in my role as President. We can’t wait to get started.”

Tangerine will continue to service its customers from its locations in Chicago, IL, Los Angeles, CA, and Orange County, CA, and will operate as a division of BAMKO. Steve Friedman and Adam Rosenbaum, the principals of Tangerine, will remain with the business and will continue to lead the Tangerine Division. Mr. Rosenbaum also will take on a management role with BAMKO.

About BAMKO, LLC, a division of Superior Uniform Group, Inc.

BAMKO is a full-service promotional products and branded merchandise sourcing agency established in 1999. With offices in the United States, England, China, India, and Brazil, BAMKO is a 24-hour-a-day operation with a truly global reach currently serving many of the world's most successful brands. BAMKO works with its clients to provide a wide range of branded supply chain solutions, including world-class design, sourcing, production, product development, quality control, testing, logistics, and delivery of goods for clients across the globe.

Superior Uniform Group® (NASDAQ: SGC), established in 1920, is a provider of a wide range of award winning products and services. It provides customized support for each of its divisions through its shared services model.

The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture.

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding revenues, results of operations, new markets, products, services, growth strategies, anticipated trends in the Company’s business and anticipated changes and developments in its industry. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. Risk factors that could cause actual results to differ materially from those expressed or implied in the Company’s forward-looking statements are discussed in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this release is based only on information currently available to the Company and speaks only as of the date on which it is made. You should not rely on any such statement as representing our views in the future. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, call 800-727-8643 or visit www.SuperiorUniformGroup.com or www.BAMKO.net.

Contact:	Andrew D. Demott, Jr.		Hala Elsherbini
	COO, CFO & Treasurer	OR	Halliburton Investor Relations
	(727) 803-7135		(972) 458-8000